He	alth Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Media Contact:
Angie McCabe 818.854.5708 angie.mccabe@healthnet.com	Amy Sheyer 818.676.8304 amy.l.sheyer@healthnet.com

HEALTH NET STATEMENT REGARDING CMS ACTIONS

LOS ANGELES, November 19, 2010 – Health Net, Inc.(NYSE:HNT) announced today that the Centers for Medicare & Medicaid Services (CMS) notified the company of its intent to impose intermediate sanctions suspending the marketing and enrollment of new members of all Health Net Medicare Advantage Prescription Drug (MAPD) and stand-alone Prescription Drug Plan (Part D) contracts, effective November 20, 2010. The sanctions relate to compliance with certain Part D requirements that were identified in CMS’ press release issued today. The suspension does not affect current Health Net Medicare enrollees.

“Health Net takes our obligations to our Medicare members seriously,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “Our priority is to help ensure our Medicare members have access to quality health care, customer service and the prescription drugs they need.”

Gellert added, “We are working closely with CMS to resolve these matters as quickly as possible. We hope in the next months we can demonstrate to CMS that we have successfully addressed the issues they have raised. We are committed to the Medicare program and look forward to serving new Medicare beneficiaries once again.”

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 5.4 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, health care reform, including the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect the company’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which the company does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts affecting the company’s Medicare or Medicaid businesses; costs, fees and expenses related to the post-closing administrative services provided under the administrative services agreements entered into in connection with the sale of the company’s Northeast business; potential termination of the administrative services agreements by the service recipients should Health Net breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; litigation costs; regulatory issues with agencies such as the California Department of Managed Health Care, the Centers for Medicare and Medicaid Services and state departments of insurance, including regulatory action to suspend the marketing of and enrollment into our Medicare products for a significant period of time, which could have a material adverse impact on our Medicare business; operational issues; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and the risks discussed in the company’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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